Exhibit 99.1

THERAVANCE REPORTS FOURTH QUARTER AND

FULL YEAR 2004 FINANCIAL RESULTS

•                  Announced Telavancin Phase 2 Study Results

•                  Initiated Telavancin Phase 3 Clinical Studies in Hospital Acquired Pneumonia

•                  Initiated Gastrointestinal Prokinetic Phase 1 Clinical Study

SOUTH SAN FRANCISCO, CA / February 16, 2005 – Theravance, Inc. (Nasdaq: THRX), reported today its financial results for the fourth quarter and year ended December 31, 2004.

The net loss for the fourth quarter of 2004 increased to $29.2 million from $21.5 million for the fourth quarter of 2003 due primarily to higher research and development expenses, specifically external research and development costs for preclinical and clinical services provided by contract research organizations and contract manufacturing organizations.  These external expenses increased to $13.2 million in the fourth quarter of 2004 from $6.7 million in the fourth quarter of 2003 due primarily to fourth quarter 2004 expenses related to Phase 3 clinical studies for telavancin and Phase 1 clinical studies for the overactive bladder and gastrointestinal prokinetic (GI motility) programs.  Revenue recognized from the amortization of upfront and milestone payments from GlaxoSmithKline (GSK) increased to $2.7 million in the fourth quarter of 2004 from $1.3 million in the fourth quarter of 2003.  The revenue increase was a result of additional milestone payments received in 2004 under the Company’s long-acting beta2 agonist collaboration with GSK (the “Beyond Advair” collaboration) and fees received under the Company’s Strategic Alliance with GSK.

For the full year 2004, the net loss increased to $102.7 million from $70.6 million for 2003 primarily due to higher research and development expenses.  External research and development expenses for contract research and manufacturing activities increased to $34.9 million in 2004 from $15.7 million in 2003, reflecting expenses related to clinical studies for telavancin and the overactive bladder program, as well as development expenses for the GI motility program.  Revenue recognized from the amortization of upfront and milestone payments from GSK increased to $8.9 million in 2004 from $3.6 million in 2003, as a result of additional milestone payments received in 2004 related to the “Beyond Advair” collaboration and fees received in 2004 under the Strategic Alliance.

Theravance ended the year with $257.1 million in cash, cash equivalents and short-term investments, which includes approximately $110 million from the net proceeds received in its initial public offering and concurrent sale of equity to GSK.

Recent Highlights

•                  For telavancin, a rapidly bactericidal injectable antibiotic with a unique multiple mechanism of action for treatment of patients with Staphylococcus aureus (including methicillin-resistant strains known as MRSA) and other Gram-positive infections, the Company:

•                  On December 7, 2004, announced results of the Phase 2 FAST 2 clinical study, a randomized, double-blind, multinational study of intravenous telavancin dosed once a day compared to standard therapy for the treatment of complicated Gram-positive skin and skin structure infections (cSSSI).  The clinical cure rates in the clinically evaluable population were 96.1% and 93.5% for patients treated with telavancin and standard therapy, respectively.  In the group of microbiologically evaluable patients with MRSA infection, eradication was achieved in 92.3% of the telavancin-treated group versus 68.4% in the group receiving vancomycin; and

•                  On January 26, 2005, announced the initiation of Phase 3 clinical studies in hospital-acquired pneumonia (HAP).

•                  On January 3, 2005, the Company announced the initiation of a Phase 1 clinical study designed to assess the safety, tolerability and pharmacokinetics for TD-2749, its investigational gastrointestinal (GI) prokinetic. This compound is designed to treat GI motility disorders such as chronic constipation, constipation-predominant irritable bowel syndrome (C-IBS), functional dyspepsia and diabetic gastroparesis.

Rick E Winningham, the Company’s Chief Executive Officer, noted, “The fourth quarter ended a year of significant achievements for Theravance.  In addition to our Strategic Alliance with GSK that was completed earlier in the year and our initial public offering, we continued to make progress in moving our pipeline ahead.  In 2005, we look forward to building on our accomplishments and continuing Theravance’s discovery and development of medicines to improve patients’ lives.”

Commenting on the initiation of the Phase 1 clinical study of TD-2749, Michael Kitt, M.D., the Company’s Senior Vice President, Development, noted, “The goal of our GI motility program is to develop a once-a-day oral medicine that is more effective than the market leading medicines.  The lead compound in this program, TD-2749, is the fifth compound discovered at Theravance to enter into human clinical testing in the last four years.”

As previously announced, the Company will host an investor presentation luncheon on February 22, 2005 from noon to 3:00 Eastern Standard Time.  The presentation will include a comprehensive review of three of the Company’s clinical development programs, including an update of preclinical and clinical study results for the telavancin, overactive bladder (TD-6301) and GI motility (TD-2749) programs.  Individuals interested in accessing the presentation slides and audio webcast live via the internet may register on the Company’s website at http://www.theravance.com.

Theravance also announced today that it will hold its 2005 annual meeting of stockholders on June 30, 2005.

Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Standard Time today. To participate in the live call by telephone, please dial 800-810-0924 from the U.S., or 913-981-4900 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s website at http://www.theravance.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the Company’s website for 30 days through March 18, 2005. A telephone replay will also be available through 11:59 p.m. Eastern Standard Time on February 25 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 5499959.

About Theravance

Theravance is a biopharmaceutical Company with a pipeline of internally discovered product candidates. Of the six programs in development, two are in late stage – telavancin and the Beyond Advair collaboration with GlaxoSmithKline. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, overactive bladder and gastrointestinal disorders. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the Company’s website at: http://www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events.  Examples of such statements include statements introduced by the phrase “look forward” and statements relating to the expected timing, scope and results of clinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates and the enabling capabilities of proprietary insights. These statements are based on the current estimates and assumptions of the management of Theravance, Inc. as of the date of this press release and are naturally subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by its forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, the availability and cost of capital, and the actions of collaboration partners. These and other risks are described in greater detail under the headings “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Theravance’s prospectus dated October 5, 2004 filed with the Securities and Exchange

Commission pursuant to Rule 424(b)(4) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Other Factors Affecting Operating Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Investors	Media
Theravance, Inc.	Theravance, Inc.
Greg Sturmer, VP, Finance	David Brinkley, SVP, Commercial Development
650-808-4100	650-808-3784
gsturmer@theravance.com	dbrinkley@theravance.com

The Ruth Group
Greg Tiberend
646-536-7005
gtiberend@theruthgroup.com

THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Note 2)

Revenue from related party	$2,740	$1,276	$8,940	$3,605

Operating expenses:
Research and development	27,302	19,069	86,996	61,704
General and administrative	3,859	3,213	19,818	12,153
Stock-based compensation	2,361	720	8,521	2,214
Total operating expenses	33,522	23,002	115,335	76,071

Loss from operations	(30,782)	(21,726)	(106,395)	(72,466)

Interest and other income, net	1,802	803	4,564	3,373
Interest expense	(191)	(556)	(823)	(1,490)
Net loss	$(29,171)	$(21,479)	$(102,654)	$(70,583)
Net loss per share (1)	$(0.56)	$(3.11)	$(3.08)	$(10.37)

Shares used in computing net loss per share (1)	52,441	6,902	33,283	6,809
Shares outstanding at the end of the period (1)	52,924	7,230	52,924	7,230

(1)          Net loss per share and shares used in computing net loss per share for the quarter and year ended December 31, 2004 reflect the conversion of 31.5 million shares of convertible preferred stock into common stock in May 2004.  These shares were not used in the 2003 calculations, as they would have been anti-dilutive.  Also in May 2004, GSK, through an affiliate, purchased 6.4 million shares of Class A common stock, which are reflected in the 2004 share and per share amounts from the issuance date.

On October 5, 2004, the Company completed its initial public offering with the sale of 7,072,500 shares of common stock and 433,757 shares of Class A common stock to an affiliate of GSK in a private transaction.  These shares are reflected in the 2004 share and per share amounts.

(2)          The condensed consolidated statement of operations amounts for the year ended December 31, 2003 are derived from audited financial statements.

THERAVANCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,	December 31,
	2004	2003
	(Unaudited)	(Note 5)

Assets
Cash, cash equivalents and short-term investments (1) (2)	$257,141	$89,152
Other current assets	7,327	2,096
Property and equipment, net	13,242	15,815
Other assets	8,312	18,386
Total assets	$286,022	$125,449

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities, net of current portion of deferred revenue (3)	$24,078	$14,890
Deferred revenue (3)	67,298	36,238
Other long-term liabilities	4,279	6,529
Convertible preferred stock (4)	—	367,358
Stockholders’ equity (deficit) (1), (2), (4)	190,367	(299,566)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$286,022	$125,449

(1)   In May 2004, the Company received a $20 million payment from GSK in connection with a strategic alliance for the development and commercialization of product candidates.  In addition, in May 2004 GSK, through an affiliate, purchased 6.4 million shares of Class A common stock for $108.9 million.

(2)   On October 5, 2004, the Company completed its initial public offering with the sale of 7,072,500 shares of common stock.  Net proceeds, after underwriters’ commissions and offering expenses totaled $102.4 million. Contemporaneously with the closing of its initial public offering, the Company sold 433,757 shares of its Class A common stock to an affiliate of GSK in a private transaction for total proceeds of $6.9 million.

(3)   Deferred revenue includes the current portion of $11.0 million and $5.3 million as of December 31, 2004 and 2003, respectively. The increase in total deferred revenue is a result of additional milestone payments received from GSK under the Beyond Advair collaboration and fees received under the Strategic Alliance.

(4)   In May 2004, all shares of convertible preferred stock were converted into common stock.

(5)   The condensed consolidated balance sheet amounts at December 31, 2003 are derived from audited financial statements.